Exhibit 99.19

FOR IMMEDIATE RELEASE: GENCOR CHIEF FINANCIAL OFFICER RESIGNS

December 18, 2008 (GLOBE NEWSWIRE)—Gencor Industries, Inc., (NasdaqGM:GENC-News) announced today that Scott W. Runkel, the Company’s Chief Financial Officer and Treasurer resigned effective December 31, 2008, to pursue personal interests. The Company is conducting a search for his successor. Mr. Runkel has served as Chief Financial Officer and Treasurer of Gencor since September 1, 2000.

E. J. Elliott, Gencor’s Chairman, stated, “Scott has been a key player in the success of the Company, as well as helping restructure the Company in the first several years of his employment. The Company is strong financially and well positioned for the next phase of growth. He will be greatly missed and we wish him well.”

Mr. Runkel stated, “It has been a privilege to be a member of this Team. I am proud of the many accomplishments we have achieved and look forward to seeing the Company continue to grow in the future.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Contact:	Jeanne Lyons
Corporate Secretary
407-290-6000